EXHIBIT 99.1

Johnson Outdoors Reports Increased Sales and Earnings for Fiscal 2015

RACINE, Wis., Dec. 7, 2015 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a global leader in outdoor recreation equipment, today announced a double-digit increase in net income on slightly higher sales for fiscal 2015. Award-winning innovation spurred momentum of new products in the Company's fishing, camping and watercraft businesses.

FISCAL 2015 HIGHLIGHTS

  Record sales and profits for Minn Kota®
  Jetboil® innovation ignites sales
  New products command top industry awards
  Watercraft sustains profitable growth trajectory
  Maintained strong balance sheet and net cash position
  Significantly lower year-over-year effective tax rate
  Increased quarterly dividend

"Performance this year reflects continued progress in our efforts to strengthen capability and capacity to enhance sustained long-term profitable growth. Innovation is our lifeblood and new products like the Minn Kota® Ulterra™ Humminbird® Helix™ series of fishfinders, Old Town® Predator™ XL Minn Kota and the Jetboil® Mini Mo™ and Genesis™ cooking systems generated strong consumer demand and positive seasonal market momentum that carried over into the fourth quarter. With Watercraft and Outdoor Gear now on firm profitable growth trajectories, we expect to steadily see a better balance of profits across our businesses," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "The strong U.S. dollar constrained the year's results for Diving, our most global business, and it is unclear to what extent recent geopolitical tensions may affect travel to popular dive destinations going forward. We believe our iconic SCUBAPRO® brand is well-positioned to grow penetration and share in core life-support product categories, as we work to invigorate innovation in underwater electronics and computers."

Johnson-Leipold commented further: "Looking ahead, at our core we are a consumer products company and our ability to give an ever-growing number of consumers the best overall experience with the outdoors, and with us, is critical to sustained success and growth. Within this heightened consumer-centric context, we are looking at our future in a whole new way - looking beyond the limits of narrowly defined product categories and markets to identify growth platforms across significant recreational activities where our knowledge, know-how and strong brand equities can be further leveraged to provide us a clear and distinct competitive advantage. In doing so, we can expand the market footprint and innovation horizon in each of our businesses, along with our potential for long-term growth. Essentially, replicating the successful strategies across every business that we've employed to catapult Minn Kota into a formidable engine of profitable growth. This will happen over time, not overnight, and requires targeted, strategic investment over the next three years to take our businesses to the next level."

FISCAL YEAR RESULTS

Total Company net sales increased 1 percent to $430.5 million versus $425.4 million in the previous fiscal year, despite a $10.8 million negative impact (or 2.5 percent) from unfavorable currency translation. New products across the Company's Minn Kota®, Jetboil® and Old Town® brands more than offset the impact of challenging conditions on dive equipment revenue. Key contributing factors in the year-over-year comparison were:

  Strong new product performance across key channels drove record sales in Minn Kota® and a 5 percent uptick in Marine Electronics revenue overall.
  A surge in Jetboil® sales, which more than offset declines in commercial and military tent sectors, led to modest growth in Outdoor Gear revenue.
  Growth in Old Town® almost overcame the negative effect of last year's strategic exit from non-profitable international markets, resulting in a slight 1 percent year-over-year dip in Watercraft sales.
  Diving revenue contracted 9%, or $7.3 million, due to foreign currency translation and was flat year over year on a constant currency basis.

Operating profit grew 7 percent to $17.9 million versus $16.7 million in the prior fiscal year due primarily to increased sales volume and higher gross margins. Foreign currency fluctuations negatively impacted operating profit by more than $2.0 million in fiscal 2015.  One-time charges in fiscal 2014 of $6.9 million were more than offset by non-recurring legal costs of $7.3 million in the current year related to litigation brought by the Company asserting infringement of its patented side scan sonar technology by a competitor.

Net income for the fiscal year rose 16 percent to $10.6 million, or $1.06 per diluted share, versus $9.1 million, or $0.90 per diluted share in fiscal 2014. The Company's effective tax rate was 33 percent compared with a 48 percent effective tax rate in the prior year.

In connection with the patent litigation, on November 18, 2015 Johnson Outdoors announced the International Trade Commission (ITC) had affirmed that Garmin International, Inc. Side Vu sonars infringed a Company side scan sonar patent used in some Humminbird® fishfinders, and has issued a limited exclusion order barring import, sale or distribution of Garmin's infringing SideVü sonar systems and components. The ITC orders will go into effect pending the mandatory review by the U.S. Trade Representative.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational equipment industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production.  Total Company sales during the quarter increased 1 percent to $85.7 million versus $84.9 million in the fourth fiscal quarter of 2014 due to strong growth in both Marine Electronics and Outdoor Gear units. Operating profit increased year-over-year to $1.1 million this quarter compared to an operating loss of ($1.3 million) in the prior year fourth quarter due largely to lower operating expenses in the current year quarter. Net income in the fourth quarter was $1.2 million, or $0.12 per diluted share, compared to a net loss of ($0.8 million,) or ($0.08) per diluted share in the prior year fourth quarter.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 4 percent at the end of both the current and prior year. Cash, net of debt, was $61.7 million at year-end versus cash, net of debt, of $63.0 million at the prior year-end. The Company increased quarterly cash dividends to $0.080 and $0.073 for Class A and Class B shareholders, respectively, on October 1, 2015.

Depreciation and amortization was $11.8 million year-to-date compared with $10.9 million in the prior year. Capital spending totaled $10.4 million in fiscal 2015 compared with last year's $13.3 million.

"Operations rose to the challenge of heightened market demand throughout the season and beyond to keep working capital in check. We ended the year with the balance sheet in great shape, maintaining the strong cash position needed to provide us the flexibility and resources necessary to invest strategically in growing our businesses," said Dave Johnson, Vice President and Chief Financial Officer.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics and electronic charts; SCUBAPRO® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with its lenders; the Company's success in integrating strategic acquisitions; the risk of future writedowns of goodwill or other long-lived assets; the ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials used by the Company; the success of the Company's suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL T ABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	October 2 2015	October 3 2014	October 2 2015	October 3 2014
Net sales	$ 85,673	$ 84,904	$ 430,489	$ 425,410
Cost of sales	51,962	50,885	258,756	256,797
Gross profit	33,711	34,019	171,733	168,613
Goodwill and other intangible assets impairment	--	--	--	8,475
Operating expenses	32,571	35,298	153,880	143,447
Operating profit (loss)	1,140	(1,279)	17,853	16,691
Interest expense, net	123	45	801	703
Other expense (income), net	1,261	(347)	1,299	(1,434)
(Loss) income before income taxes	(244)	(977)	15,753	17,422
Income tax expense (benefit)	(1,411)	(191)	5,137	8,299
Net income (loss)	$ 1,167	$ (786)	$ 10,616	$ 9,123
Diluted average common shares outstanding	9,767	9,670	9,727	9,635
Diluted net income (loss) per common share	$ 0.12	$ (0.08)	$ 1.06	$ 0.90
Segment Results
Net sales:
Marine electronics	$ 43,439	$ 39,497	$ 262,518	$ 249,561
Outdoor gear	13,422	12,336	47,573	47,443
Watercraft	10,070	11,090	48,961	49,492
Diving	18,906	21,988	72,125	79,559
Other/eliminations	(164)	(7)	(688)	(645)
Total	$ 85,673	$ 84,904	$ 430,489	$ 425,410
Operating profit (loss):
Marine electronics	$ 1,909	$ 446	$ 26,055	$ 30,722
Outdoor gear	1,311	835	3,847	(3,726)
Watercraft	312	239	1,620	210
Diving	692	1,281	934	3,596
Other	(3,084)	(4,080)	(14,603)	(14,111)
Total	$ 1,140	$ (1,279)	$ 17,853	$ 16,691
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 69,159	$ 70,793
Accounts receivable, net			44,798	44,452
Inventories, net			79,919	66,341
Total current assets			209,370	197,550
Total assets			299,204	288,626
Short-term debt			368	360
Total current liabilities			69,554	60,232
Long-term debt			7,062	7,431
Shareholders' equity			197,968	198,458
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         PATRICIA PENMAN
         VP - GLOBAL MARKETING SERVICES & COMMUNICATION
         262-631-6600